Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Vitamin Shoppe Industries Inc.
Vitamin Shoppe Mariner, Inc.
VS Hercules, LLC
Vitamin Shoppe Procurement Services, LLC
Vitamin Shoppe Global, Inc.
Vitamin Shoppe Florida, LLC
Betancourt Sports Nutrition, LLC